Auto-Callable Enhanced Return Dual Directional Barrier Notes Linked to the Least Performing of Two Underliers Due January 4, 2029

PRODUCT CHARACTERISTICS
•	Call Feature — If, on the Call Observation Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called for a return of at least 37.50% (to be determined on the Trade Date). No further payments will be made on the Notes.

•	Enhanced Return Potential — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, at maturity, investors will receive a return equal to 150% of the Underlier Return of the Least Performing Underlier.

•	Absolute Value Return — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Barrier Value, at maturity, investors will receive a one-for-one positive return equal to the absolute value of the Underlier Return of the Least Performing Underlier.

•	Principal at Risk — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.

KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017PYA3
Underliers:	The common stock of Bristol-Myers Squibb Company (Bloomberg symbol “BMY UN”) and the American depositary shares of Novo Nordisk A/S (Bloomberg symbol “NVO UN”)
Trade Date:	December 29, 2025
Issue Date:	December 31, 2025
Valuation Date:	December 29, 2028
Maturity Date:	January 4, 2029
Call Feature:	If, on the Call Observation Date, the closing value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to at least $1,375 (at least 137.50% of the principal amount), to be determined on the Trade Date. No further payments will be made on the Notes.
Call Observation Date:	January 4, 2027
Call Settlement Date:	January 7, 2027
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier × Participation Rate)

•   If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, but is greater than or equal to its Barrier Value, an amount equal to:

$1,000 + (-1 × $1,000 × Underlier Return of the Least Performing Underlier)

In this case, you will receive a positive return on the Notes equal to the absolute value of the Underlier Return of the Least Performing Underlier, even though the Underlier Return of the Least Performing Underlier is negative. In no event will this return exceed 40%.

•   If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Participation Rate:	150% (applicable only at maturity if the Notes are not automatically called)

KEY TERMS (continued)
Barrier Value:	With respect to each Underlier, 60% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYOFF DIAGRAM (IF THE NOTES ARE NOT AUTOMATICALLY CALLED)

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325016186/dp238807_424b2-us3449.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $901.91 and $951.91 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.

•	Your Potential Payment If the Notes Are Automatically Called Is Limited.

•	Your Potential for a Positive Return from Depreciation of the Least Performing Underlier Is Limited.

•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlier with the Worst Performance Even If the Other Underlier Performs Better.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.

•	The Notes Are Subject to an Automatic Call.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.

•	You Will Not Have Any Rights to Any Underlier.

•	There Are Important Differences between the NVO Underlier and the B Shares of Novo Nordisk A/S.

•	The Notes Are Subject to Risks Relating to Non-U.S. Securities with Respect to the NVO Underlier.

•	The Value of the NVO Underlier Is Subject to Currency Exchange Risk.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433